Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-267221) of eFFECTOR Therapeutics, Inc.,
(2)
Registration Statement (Form S-3 No. 333-272738) of eFFECTOR Therapeutics, Inc., and
(3)
Registration Statement (Form S-8 No. 333-260688) pertaining to the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan, the eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan and the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan;

of our report dated March 26, 2024, with respect to the consolidated financial statements of eFFECTOR Therapeutics, Inc. included in this Annual Report (Form 10-K) of eFFECTOR Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Diego, California

March 26, 2024